                                                                     EXHIBIT 3.1

       Set out below is a composite of the Certificate of Incorporation of the Company as originally filed on November 13, 1992 and as amended on March 9, 1993, December 14, 1993, August 10, 1995, June 24, 1998 and March 1, 1999. The
certificate of incorporation of the Company has not been restated on the records of the Delaware Secretary of State.

                          CERTIFICATE OF INCORPORATION
                                       OF
                         AMERICAN STONE INDUSTRIES, INC.

       FIRST. The name of the Corporation is AMERICAN STONE INDUSTRIES, INC.

       SECOND. Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of NewCastle. The registered agent in charge thereof is The Corporation Trust Company at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

       THIRD. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all of the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world. viz:

       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General corporation Law of Delaware.

       FOURTH. The Corporation shall be authorized to issue the following shares:

Class                           Number of Shares                       Par Value
------                          ----------------                       ---------
Common                             20,000,000                            $.001

       FIFTH. The name and mailing address of the incorporator is as follows:

     Name:                                            Address:
---------------                        ---------------------------------------
Kimberly Andras                        201 N. Walnut St., Wilmington, DE 19801

       SIXTH. The powers of the incorporator are to terminate upon filing of the Certificate of Incorporation, and the name and mailing address of the person who is to serve as the first director until the first annual meeting of stockholders or until his successor is elected and qualified is as follows: Michael S. Wexler, 130 Slater Street, Ottawa, Canada K1P 6E2

       SEVENTH. The Directors shall have power to make and to alter or amend the By-Laws; and to fix the amount to be reserved as working capital.

                                  Exhibit 3.1
                                  Page 1 of 2

       The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

       It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference or to inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

       EIGHTH. Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the Corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the Corporation; or (4) a transaction from which the director derived an improper personal benefit.

       NINTH: The Corporation elects not to be governed by Section 203 of the General Corporation Law of Delaware.

       TENTH. The Corporation shall indemnify all persons whom it may indemnify to the fullest extent allowed by the General Corporation Law of Delaware.

                                  Exhibit 3.1
                                  Page 2 of 2